EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES THE VICKSBURG HAS BEEN AWARDED A CONTRACT EXTENSION

Houston, Texas
November 16, 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (NYSE – ATW) a Houston-based International Drilling Contractor, announced that the VICKSBURG (owned and operated by our wholly-owned subsidiary, Atwood Oceanics Pacific Limited) has been awarded a three month contract extension by NuCoastal (Thailand) Limited (“NuCoastal”) to continue to drill offshore Thailand under a firm program which will now extend to the end of March 2010.  This contract extension provides for two (2) options to extend the program an additional three (3) months which must be exercised by January 4, 2010 and an additional six (6) months which must be exercised by April 1, 2010.  The dayrate will remain at its current level of $90,000 for the extended drilling program and for all option periods.  If all options are exercised, the drilling program could extend to the end of December 2010.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company’s dependence on the oil and gas industry; the risks involved in the construction of a rig and commencement of operations of the rig following delivery; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism, acts of piracy, embargoes, war or other military operations; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company’s annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact: Jim Holland
281-749-7804